SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 25, 1997



                                 HOMESIDE, INC.
             (Exact Name of Registrant as Specified in its Charter)



     Delaware                          1-12655               59-3387041
(State or other jurisdiction of   (Commission File         (IRS Employer
incorporation or organization)         Number)         Identification Number)


7301 Baymeadows Way, Jacksonville, Florida                32256
(Address of principal executive offices)                (Zip Code)


        Registrant's telephone number, including area code (904) 281-3000
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Item 5.  Other Events.

     On October 25, 1997, HomeSide, Inc., a Delaware corporation ("HomeSide"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between National Australia Bank Limited A.C.N. 004044937 ("NAB") pursuant to which a wholly-owned subsidiary of NAB (the "Merger Sub") will be merged with and into HomeSide, with HomeSide being the surviving corporation. Each share of HomeSide common stock issued and outstanding at the effective time of the merger shall be converted into the right to receive $27.825 in cash, without interest, except for (i) shares of HomeSide stock held by stockholders who exercise appraisal rights under Delaware law or (ii) shares of HomeSide stock held directly or indirectly by NAB (except for shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted). The transaction is subject to regulatory approvals and approval by HomeSide's stockholders at a special stockholders' meeting. HomeSide's major stockholders, BankBoston, N.A., Siesta Holdings, Inc. (an affiliate of Barnett Banks, Inc.), Thomas H. Lee
Equity Fund III, L.P. and certain affiliates of Thomas H. Lee Company and Madison Dearborn Capital Partners, L.P., who collectively own approximately 76% of HomeSide's outstanding common stock, have agreed to vote in favor of the approval of the transaction at the stockholders' meeting. The proposed transaction is expected to close early in the first quarter of calendar 1998. For more information see the joint press release filed herewith as Exhibit 99.1.

Item 7.   Financial Statements and Exhibits.

     (c) Exhibits

          Exhibit 99.1 - Joint press release issued October 26, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HOMESIDE, INC.



Date: October 29, 1997                  By:/s/Robert J. Jacobs
                                           Robert J. Jacobs
                                           Vice President